UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2019

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11075 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry Into a Material Definitive Agreement.

On March 14, 2019, Tandem Diabetes Care, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with R. E. Hazard Contracting Company (the “Landlord”), for approximately 40,490 square feet of space located at 6495 Marindustry Place, San Diego, California (the “Marindustry building”) to house additional operations functions, including warehousing and shipping.

Subject to limited exceptions, the initial Lease term is expected to commence on May 1, 2019 and will expire April 30, 2026 (such period, the “Base Term”). The Company will also have a one-time option (the “Extension Option”) to extend the term of the Lease for a period of no less than three years and no more than five years by delivering prior notice to the Landlord in accordance with the terms of the Lease.

The initial monthly base rent for the premises is approximately $46,564 per month and will increase annually by 3.0% beginning on each annual anniversary of the Commencement Date. In addition, the Company will pay a proportionate share of certain ongoing operating expenses throughout the duration of the Lease.

Future minimum payments under the Lease, which does not include reimbursement of certain Landlord operating expenses, will be as follows:

Year ended December 31,
2019	$373
2020	570
2021	587
2022	605
Thereafter	2,146
Total	$4,281

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by the Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ David B. Berger
David B. Berger
Executive Vice President, General Counsel and Secretary

Date:  March 18, 2019